Exhibit 99.2

Annual Statement as to Compliance
For the Year Ended December 31, 2004

HUD Public Facility Loan Trust

Pursuant to GMAC Commercial Mortgage Corporation’s Servicing Standards, I hereby attest that:

i.                  A review of the activities of GMAC Commercial Mortgage Corporation as Servicer during the period, and of its compliance with procedures has been made under my supervision.

ii.               To the best of my knowledge, based on such review, GMAC Commercial Mortgage Corporation as Servicer, has fulfilled all of its obligations throughout the period.

GMAC COMMERCIAL MORTGAGE CORPORATION

By:	Brian T. Stauffer
Title:	Senior Vice President

Date:

February 20, 2005

.4G

200 Witmer Road  -  P.O. Box 1015  -  Horsham, PA  19044-8015

GMAC Commercial

Mortgage Corporation

Report on Compliance with Minimum
Master Servicing Standards
December 31, 2004